EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated October 11, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K of Docucorp International, Inc., for the year ended July 31, 2006. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Docucorp International, Inc.:

Registration
Form Type	Number
Form S-8	333-57985
Form S-8	333-120627
Form S-8	333-131337

/s/ Grant Thornton LLP
Dallas, Texas
October 11, 2006